EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Dianne M. Grenz
Senior Vice President
Director of Public & Shareholder Relations
973-305-3380

VALLEY NATIONAL BANCORP COMPLETES

NORCROWN BANK MERGER

WAYNE, N.J., Friday, June 3, 2005 – Valley National Bancorp (NYSE:VLY) completed its previously announced merger with NorCrown Bank effective at the close of business today. NorCrown is a commercial bank with approximately $600 million in assets and 15 branch offices located in 12 communities in Essex, Hudson and Morris Counties. Pursuant to the agreement, NorCrown Bank was merged into Valley National Bank.

“This in market merger with NorCrown is consistent with our company’s strategy of highly focused growth within Northern New Jersey and the contiguous local market through new branches and acquisitions of other strong financial institutions” said Gerald H. Lipkin, Chairman, President & CEO.

Valley paid approximately $141 million for NorCrown of which 50 percent was cash and 50 percent was Valley common stock. Valley issued approximately 2.9 million common shares to NorCrown shareholders at an exchange ratio of .5616 based upon Valley’s stock price of $23.91. Valley has agreed to register the common stock with the SEC. The purchase price represents approximately 3 times the book value for NorCrown with Valley recording approximately $98 million in goodwill and core deposit intangibles. The purchase price multiple is approximately 19.0 times NorCrown’s 2004 earnings after adjusting for non-recurring expenses. Valley’s capital ratios and tangible book value will be reduced as a result of recording intangible assets and cash paid out in this acquisition. Valley also anticipates that the transaction will be accretive to earnings within one year of the closing. After the merger, the combined company will have a total of 161 offices, approximately $12 billion of total assets, $7.8 billion of loans, $8.4 billion of deposits, goodwill and core deposit intangibles of $203 million and capital of $891 million.

Valley National Bank is a highly efficient, top-performing super community bank that emphasizes middle market commercial and consumer lending. This transaction will enable Valley to offer its retail, commercial and financial services and products to the customers of NorCrown as well as to potential customers in communities that do not presently have Valley branch locations.

Valley National Bancorp is a regional bank holding company with approximately $12 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 161 offices in 104 communities serving 12 counties throughout northern New Jersey and Manhattan.

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Cautionary Statement Concerning Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “expect,” “anticipate,” “look,” “view,” “opportunities,” “allow,” “continues,” “reflects,” “believe,” “may,” “will,” “should” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Valley assumes no obligation for updating any such forward-looking statement at any time. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, changes in the estimate of cost saves, the successful integration of NorCrown’s operations and procedures into Valley, success in retaining NorCrown’s customers and employees, and a decline in the economy in New Jersey.